EXHIBIT 11



                          NORTHWEST NATURAL GAS COMPANY
                 Statement re: Computation of Per Share Earnings
                      (Thousands, except per share amounts)
                                   (Unaudited)





                                                          Three Months Ended
                                                              March 31,
                                                        1999            1998

Earnings Applicable to Common Stock                    $23,406         $22,533
     Debenture Interest Less Taxes                         107             112
                                                       -------         -------

Earnings Applicable to Diluted Common Stock            $23,513         $22,645
                                                       =======         =======

Average Common Shares Outstanding                       24,883          22,903

     Stock Options                                          19              46
     Convertible Debentures                                487             510
                                                       -------         -------

Diluted Average Common Shares Outstanding               25,389          23,459
                                                       =======         =======

Diluted Earnings Per Share of Common Stock               $0.93           $0.97
                                                         =====           =====